FORM 15

          (Adopted in Release No. 34-20784 (P. 83,508), March 22, 1994,
                   effective March 30, 1984, 49 F.R. 12688.)

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
               Registration under Section 12(g) of the Securities
               Exchange Act of 1934 or Suspension of Duty to file
              Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                        Commission File Number 000-29109

                          QUANTUM EFFECT DEVICES, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      2500 AUGUSTINE BOULEVARD, SUITE 200,
                      SANTA CLARA, CA 95054 (408) 565-0335
            --------------------------------------------------------
                         (Address, including zip code,
                  and telephone number, including area code, of
                    registrant's principal executive offices)

                 COMMON STOCK, $0.001 PAR VALUE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
            --------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon the terminate or suspend duty by file reports:

        Rule 12g-4(a)(1)(i)   [ X]             Rule 12h-3(b)(1)(ii)  [  ]
        Rule 12g-4(a)(1)(ii)  [  ]             Rule 12h-3(b)(2)(i)   [  ]
        Rule 12g-4(a)(2)(i)   [  ]             Rule 12h-3(b)(2)(ii)  [  ]
        Rule 12g-4(a)(2)(ii)  [  ]             Rule 15d-6            [  ]
        Rule 12h-3(b)(1)(i)   [  ]

     Approximate number of holders of record as of the certification or notice date: one
     ------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Quantum Effect Devices, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 10, 2000                 By:  /s/ John Sullivan
      ----------------                      ------------------------
                                            John Sullivan
                                            Chief Financial Officer